Filed Pursuant to Rule 433

Registration Nos. 333-226529-03

1.25 billion Capital One Prime Auto Receivables Trust (COPAR) 2020-1

Joint Leads: RBC (struc), BofA, Wells Fargo

Co-Managers: Barclays, Capital One, JPM, Siebert Williams

	Size ($mm)
CLS	Total	Offered	WAL	S/F	P.WIN	E.FIN	L.FIN	SPRD	YLD%	CPN%	$Px
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =
A-1	277.00	263.15	0.25	A-1+/F1+	1- 7	09/20	02/21	iLIB- 7	1.63725		100.00000
A-2	475.00	451.25	1.13	AAA/AAA	7-21	11/21	06/23	EDSF+11	1.650	1.64	99.99515
A-3	441.00	418.95	2.53	AAA/AAA	21-42	08/23	11/24	iSwp+19	1.614	1.60	99.97874
A-4	122.79	116.65	3.63	AAA/AAA	42-44	10/23	08/25	iSwp+24	1.639	1.63	99.98793
= = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = = =

Expected Pricing: *Priced* Expected Settlement: 2/19/20 First Pmt Date: 3/16/20 BBERG Ticker: COPAR 2020-1 Bill and Deliver: RBC	Exp Ratings: S&P/Fitch Registration: Public, SEC-registered Pricing Speed: 1.3% ABS to 10% Call Min Denoms: $1k x $1k ERISA Eligible: Yes Risk Retention: US-Yes; EU-Yes

CUSIPs:

A-1	14043M AA9
A-2	14043M AB7
A-3	14043M AC5
A-4	14043M AD3
B	14043M AE1
C	14043M AF8
D	14043M AG6

Available Materials:

- Preliminary Prospectus and Free Writing Prospectus (attached)

- Intex CDI (attached)

- Intexnet dealname: “rbccopa201_large”; Passcode: “2976”

- www.dealroadshow.com Passcode: “COPAR201”

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.